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                                                                 Exhibit (e)(14)


                                   AGREEMENT


June 14, 2002

The Genesee Company
The Fortress Group, Inc.
1650 Tysons Boulevard
Suite 600
McLean, VA 22102


Dear Sirs:

This Agreement is being written to induce Lennar Corporation and FG Acquisition Corporation to enter into, and carry out the transactions contemplated by, a Plan and Agreement of Merger dated June 14, 2002 among The Fortress Group, Inc. (the "Company"), Lennar Corporation and FG Acquisition Corporation, including aspects of those transactions which will be affected by an anticipated sale of the Company's operations in Texas known as Wilshire Homes ("Wilshire Homes") to an entity in which James Horne ("Horne") will have an ownership interest.

Section 4.3 of the employment agreement between Horne and the Company dated January 1, 2001 (the "Employment Agreement"), provides that Horne will be entitled to severance pay and continued benefits if his employment is terminated by the Company without cause or if he terminates his employment with the Company for good reason (as defined in the Employment Agreement). Horne agrees that if there is a sale of Wilshire Homes (whether structured as a sale of partnership interests, a sale of substantially all of the assets, or otherwise) to an entity in which he has, or upon consummation of such sale will obtain, an ownership interest and/or to an entity which retains him as an employee, full time consultant or in a similar relationship, Horne will not have any right to receive payments or benefits pursuant to Section 4.3 of the Employment Agreement, any rights Horne might otherwise have being waived by this Agreement.

This letter shall terminate and be of no further force and effect if the Plan and Agreement of Merger described in the first paragraph of this agreement is not entered into.


                                            Very truly yours,




                                            /s/ James Edward Horne
                                            ------------------------------------
                                            James Edward Horne